Exhibit 10.13

200 Nyala Farm Road Westport, CT 06880 1-877-TEREX 22 (1-877-837-3922)

SUBSIDY AGREEMENT

THIS SUBSIDY AGREEMENT (“Agreement”) is dated as of March 12, 2015 and is entered into by and between Terex Financial Services, Inc. (“TFS”), a Delaware corporation located at 200 Nyala Farm Road, Westport, Connecticut 06880 and A.S.V., LLC (“ASV”), a Minnesota limited liability company with a registered address of 840 Lily Lane, Grand Rapids MN 55744.

WHEREAS, various of ASV’s and TFS’s affiliates are engaged in the manufacture and distribution of capital equipment; and

WHEREAS, TFS is engaged in leasing and financing capital equipment and, subject to the conditions set forth below, is willing to enter into a lease or financing with the Customer(s) named in Exhibit A to this Agreement; and

WHEREAS, TFS and ASV have agreed that ASV will provide certain subsidy amounts as a condition to TFS’s entering into such lease or financing with Customer, and ASV is willing to provide such subsidy on the terms and conditions set forth below.

NOW, THEREFORE, TFS and ASV agree as follows:

1.	Definitions

a)	“Customer” shall mean the entity listed as “Customer Legal Name” on the Exhibit A.

b)	“Contract” shall mean the contract referenced by the “Transaction Id” listed on the Exhibit A.

c)	“Equipment” shall mean the equipment set forth under the “Equipment Info” section of the Exhibit A.

d)	“Exhibit A” means the document attached to this Agreement as the Exhibit A, which is entitled “Request For Subsidized Retail Financing”.

e)	“Subsidy Amount” shall refer to the amount listed on the Exhibit A as the “Subsidy Requested ($)”.

f)	“Subsidy Percentage” shall refer to the percentage listed on the Exhibit A as the “Subsidy Requested (%)”.

2.	Subsidy Provisions

a)	Approval of Subsidy. Upon agreeing that ASV will provide subsidy for a particular transaction, ASV shall complete and sign an Exhibit A, clearly setting forth the Customer, Contract, Equipment, Subsidy Amount, Subsidy Percentage and any additional information that has been agreed upon, prior to TFS financing/entering into such Contract with Customer.

b)	Subsidy Payment. During the first week of each calendar month, TFS shall generate and send to ASV an invoice in substantially the same format as the invoice attached hereto as Exhibit B, detailing the Subsidy Amounts owed for all Contracts completed and funded by TFS in the preceding month. ASV shall pay TFS, pursuant to the terms and instructions set forth in such invoice, within thirty (30) days of the date of such invoice.

c)	Term. This Agreement shall become effective on the date first set forth above and continue in full force and effect until it is expressly terminated by either party upon thirty (30) days prior written notice.

3.	Miscellaneous

a)	Representations. ASV hereby represents and warrants that its payment of any Subsidy Amount under this Agreement does not and shall not violate any laws, rules or regulations, or covenants or any other agreements to which ASV is a party to or otherwise subject to.

b)	Limitation on Liability. In no event shall TFS or ASV be liable to the other (no matter what the cause of action) for any indirect, special or consequential damages of any kind, even in the event that it is advised of the possibility thereof.

c)	Assignability. This Agreement and any amendments to this Agreement shall be binding on and inure to the benefit of TFS and ASV and their respective successors and assigns. The rights and obligations of ASV under this Agreement may not be assigned without the prior written consent of TFS, which TFS shall not unreasonably withhold or delay. TFS may assign its rights and obligations under this Agreement.

d)	Notices. Notices under this Agreement shall be in writing and shall be deemed to have been given when received and shall be delivered by e-mail, fax, or by first class mail, certified or registered mail, return receipt requested or overnight courier to the respective addresses of TFS and ASV shown below or to such other address of which TFS or ASV may notify the other.

TFS Address:	ASV Address:
Terex Financial Services, Inc.	Attn: Melissa How
200 Nyala Farms Road	840 Lily Lane
Westport, CT 06880	Grand Rapids MN 55744
missi.how@asvllc.com

e)	Headings, Amendment, Entire Agreement. Section and paragraph headings appearing in this Agreement are for convenience of reference only and shall not be deemed to modify, define, expand or limit any of the terms or provisions of this Agreement. In the event that at any time any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. This Agreement constitutes the entire agreement between TFS and ASV concerning the subject matter of this Agreement and incorporates all representations made in connection with negotiation of this Agreement. This Agreement may be amended, supplemented or modified only by an instrument duly authorized by TFS and ASV. This Agreement may be executed in separate counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument, and such counterparts may be exchanged by mail, e-mail or fax with the same effect as if the original were delivered to the other party.

f)	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut applicable to contracts to be performed within such state. TFS and ASV hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Connecticut and the Federal District Court for the District of Connecticut in connection with any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. TFS and ASV waive any objections based upon venue or inconvenient forum in connection with any such action or proceeding. Process in any such action or proceeding may be served by registered mail directed to the receiving party at its address set forth above or in any manner permitted by applicable law or rules of court.

g)	Waiver of Jury Trial. TFS AND ASV EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF TFS OR ASV IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, TFS and ASV have executed this Agreement on the date or dates set forth below.

Terex Financial Services, Inc.		A.S.V., LLC

By:	/s/ T HATTZ	By:	/s/ Jim DiBiagio

Name:	T HATTZ	Name:	Jim DiBiagio

Title:	VP Finance TFS	Title:	General Manager

Date:	3/23/2015	Date:	March 12, 2015

EXHIBIT A

[see next page]

200 Nyala Farm Road Westport, CT 06880 1-877-TEREX 22 (1-877-837-3922)

REQUEST FOR SUBSIDIZED RETAIL FINANCING

PARTY INFO

To	Funder

Contact Name	From

Distributor	Phone	( )- -

Customer Legal Name	Fax	( )- -

Customer Address	Transaction Id

EQUIPMENT INFO

Equipment Description	Serial/ VIN Number

TRANSACTION INFO

Equipment Price	$	Subsidy Requested (%)%

Cash Down/Trade-In	$	Subsidy Requested ($)	$

Amount Financed	$	Rate to Customer	%

Term		Program/ Promotion
Dealer Net	$

SIGNATURES

Division Controller/ Account Manager
Name (Print)	Date

Terex Financial Services
Name (Print)	Date

EXHIBIT B

Terex Financial Services 200 Nyala Farm Road, Building 100, 2nd Floor Westport, CT 06880

Invoice #
ASV
Name	Date	2-23-15
Address

Details	Net Amount

Amount Financed: $$

PAYMENT DETAILS	Total Net Amount
$0.00
Account Name: Terex Financial Services Inc.	Tax
Bank:

Invoice Total

*	Please reference Terex Financial Services on all Wire Transfers

PAYMENT DUE UPON RECEIPT